Exhibit 10.2

BURFORD CAPITAL SERVICES LIMITED

Craig Arnott
Paternoster House
65 St Paul’s Churchyard
London, EC4M 8AB

By email

7 May 2026

Dear Mr Arnott

Agreed terms regarding your departure from Burford Capital Services Limited (the "Company")

I write for and on behalf of the Company to record the agreement we have reached in relation to your departure from the Company.  You have been a very valuable executive for the past decade, and the Company regrets your departure and sought to retain you. Nevertheless, you have expressed your wish to resign to pursue opportunities unrelated to the Company’s business and, in consideration of your working a longer notice period than your contract requires so as to assist with an orderly transition of responsibilities and your other cooperation and assistance, the Company has agreed the following terms with you:

1.Your final date of employment with the Company will be 31 August 2026 ("Termination Date"). The Company acknowledges that you have given appropriate notice in accordance with your contract of employment with the Company dated 18 May 2021 ("Contract of Employment").
2.Unless expressly varied by the terms of this Agreement, your Contract of Employment will otherwise continue unaffected.
3.Subject to applicable law and regulation, the parties will mutually agree (such agreement not to be unreasonably withheld):
a)the date on which to make announcements regarding your departure; and
b)the content of and audience for any such announcements.
4.You will receive a pro-rated cash bonus calculated based on the proportion of the financial year worked up to the Termination Date and your bonus payment preceding the Termination Date. This means you will receive a pro-rated cash bonus of USD $1,013,333, being two-thirds of USD $1.52 million. Such bonus will be payable in the normal June salary payments (and at the same FX conversion rates) on or before 30 June 2026. If, before the Termination Date, the Company lawfully terminates your employment with immediate effect under clause 19.2.1, 19.2.2, 19.2.4 or 19.2.8 of your Contract of Employment, you will repay the bonus to the Company within 30 days of the date of termination. The condition in clause 5.2 of your Contract of Employment that notice of termination not have been served by either party does not apply to this bonus.
5.The Company agrees that you shall be entitled to receive the first 2026 carry distribution in full, calculated in accordance with the applicable carry plan and that any requirement to be employed

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on the date of payment shall not apply. Such distribution shall be paid in full in cash at the same time as paid to other plan participants and shall not be subject to discretion, reduction, or forfeiture by reason of your cessation of employment.
6.In respect of your directorships:
a)You will resign from any office or position that you hold in or on behalf of the Company or any Group Company (as defined in your Contract of Employment) on or before the Termination Date;
b)You will remain entitled to benefit from any indemnity protection provided by the Company or any Group Company for the benefit of its or their directors; and
c)The Company will maintain in place, at its expense, on the current terms or such replacement cover as is no less favourable in scope and limits to the current cover and for not less than 6 years following the Termination Date, directors and officers liability insurance cover in relation to the directorships you held in the Company, any Group Company or otherwise as part of your employment.
7.The parties agree to vary the application of clause 21.3 of the Contract of Employment such that:
a)it applies in respect of any proceedings or other matters in which you were materially involved during your employment; such cooperation shall be limited to a reasonable amount of time following your Termination Date and having regard to your other professional commitments; it shall not involve you being provided with new material non-public information or inside information;
b)the Company will reimburse all reasonable expenses (including any legal fees, travel, and accommodation) incurred by you in complying with this clause, on the basis of agreed estimates (that the Company will not unreasonably withhold), in the event that the Company seeks to rely on clause 21.3 of the Contract of Employment following your Termination Date.  In relation to legal fees, should you believe that your interests and the Company's interests have or may diverge, the Company will engage with you in good faith and will provide you with separate counsel at its expense as reasonably agreed.
8.The Company will pay you in lieu of any holiday you have accrued but not taken as at the Termination Date, which it agrees will include an additional five days holiday pay. Such payment will be made with your final salary payment to be made on or before the Termination Date.
9.The computer screens and printers delivered to you at your places of work do not fall within the provisions of clause 8 of your Contract of Employment.
10.The Company confirms that it will pay directly to your solicitors the fees reasonably incurred by you in relation to this Agreement, payable within 28 days of the Company's receipt of an invoice addressed to you but marked payable by the Company.
I should be grateful if you would sign, date and return to me a copy of this Agreement to confirm your acceptance of its terms.

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Yours sincerely,
For and on behalf of Burford Capital Services Limited
/s/ Leslie Paster
Leslie Paster
Director
5/7/2026

ACCEPTANCE
I have read and hereby confirm my acceptance to the above terms.

/s/ Craig Arnott
Craig Arnott
Date: 5/7/2026

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